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                                                                    Exhibit 99.1

                      (MERCANTILE(R) BANK CORPORATION LOGO)

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Gerald R. Johnson, Jr.   Charles Christmas
Chairman & CEO           Chief Financial Officer
616-726-1600             616-726-1202
gjohnson@mercbank.com    cchristmas@mercbank.com

          MERCANTILE BANK CORPORATION DECLARES 5% COMMON STOCK DIVIDEND

Grand Rapids, MI, April 12, 2006 -- At a meeting held April 11, 2006, the Board of Directors of Mercantile Bank Corporation (Nasdaq: MBWM) declared a five percent stock dividend on the Corporation's common stock. The dividend is payable on May 16, 2006 to shareholders of record as of the close of business on April 24, 2006. The stock dividend will increase shares outstanding to approximately 7,976,829.

Gerald R. Johnson, Mercantile's Chairman and CEO, stated, "We are pleased to reward shareholders with our sixth annual five percent common stock dividend. We continually strive to maximize shareholder value, and we believe that shareholders stand to benefit over time from the increased liquidity that our stock dividends provide."

ABOUT MERCANTILE BANK CORPORATION

Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. Mercantile Bank Corporation's common stock is listed on the NASDAQ National Market under the symbol "MBWM."

FORWARD-LOOKING STATEMENTS

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This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

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
                                        THREE MONTHS     THREE MONTHS
                                            ENDED            ENDED
                                        March 31, 2006   March 31, 2005
                                          (Unaudited)      (Unaudited)
                                        --------------   --------------
EARNINGS PER SHARE
1) Before 5% Stock Dividend
   Net income                             $4,929,000       $4,362,000
   Basic income per share                 $     0.65       $     0.58
   Diluted income per share               $     0.64       $     0.57
   Average shares outstanding              7,594,458        7,566,638
   Average diluted shares outstanding      7,715,316        7,712,820

2) AFTER 5% STOCK DIVIDEND
   Net income                             $4,929,000       $4,362,000
   Basic income per share                 $     0.62       $     0.55
   Diluted income per share               $     0.61       $     0.54
   Average shares outstanding              7,974,180        7,944,969
   Average diluted shares outstanding      8,101,081        8,098,461